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                                                                Exhibit (d)(159)

                              JANUS INVESTMENT FUND

                              AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

                          JANUS GLOBAL REAL ESTATE FUND

THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made this 1st day of July, 2010, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                  WITNESSETH:

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered its shares for public offering under the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the Trust is authorized to create separate funds, each with its own separate investment portfolio of which the beneficial interests are represented by a separate series of shares; one of such funds created by the Trust being designated as the Janus Global Real Estate Fund (the "Fund"); and

     WHEREAS, the Trust and JCM deem it mutually advantageous that JCM should be appointed as investment adviser to the Fund.

     NOW, THEREFORE, the parties agree as follows:

     1. Appointment. The Trust hereby appoints JCM as investment adviser and manager with respect to the Fund for the period and on the terms set forth in this Agreement. JCM hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Investment Advisory Services. JCM shall determine the securities or other assets to be purchased, sold or held and shall place orders for the purchase or sale of such securities or other assets with brokers, dealers or others. JCM shall furnish continuous advice and recommendations to the Fund, and have authority to act with respect thereto, as to the acquisition, holding, or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time. JCM shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Amended and Restated Agreement and Declaration of Trust ("Declaration of Trust"), Amended and Restated Bylaws ("Bylaws"), and registration statements under the 1940 Act and the 1933 Act, and to the provisions of the Internal Revenue Code, as amended from time to time, applicable to the Fund as a regulated investment company. In addition, JCM shall cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the

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Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund.

     3. Other Services. JCM is hereby authorized (to the extent the Trust has not otherwise contracted) but not obligated (to the extent it so notifies the Trustees at least 60 days in advance), to perform (or arrange for the performance by affiliates of) the management and administrative services necessary for the operation of the Fund. JCM is specifically authorized, on behalf of the Trust, to conduct relations with custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurance company separate accounts, insurers, banks and such other persons in any such other capacity deemed by JCM to be necessary or desirable. JCM shall generally monitor and report to Fund officers the Fund's compliance with investment policies and restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the 1933 Act. JCM shall make reports to the Trustees of its performance of services hereunder upon request therefor and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable. JCM is also authorized, subject to review by the Trustees, to furnish such other services as JCM shall from time to time determine to be necessary or useful to perform the services contemplated by this Agreement.

     4. Obligations of Trust. The Trust shall have the following obligations under this Agreement:

     (a) to keep JCM continuously and fully informed as to the composition of its investment portfolio and the nature of all of its assets and liabilities from time to time;

     (b) to furnish JCM with a certified copy of any financial statement or report prepared for it by certified or independent public accountants and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

     (c) to furnish JCM with any further materials or information which JCM may reasonably request to enable it to perform its function under this Agreement; and

     (d) to compensate JCM for its services and reimburse JCM for its expenses incurred hereunder in accordance with the provisions hereof.

     5. Compensation. The Trust shall pay to JCM for its services pursuant to this Agreement a monthly base fee of 1/12 of 0.75% of the average daily closing net asset value of the Fund ("Base Fee"), adjusted by a performance fee as set forth in Schedule A. For any period less than a month during which this Agreement is in effect, the Base Fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

     6. Expenses Borne by JCM. In addition to the expenses which JCM may incur in the performance of its investment advisory functions and other services under this Agreement, and the expenses which it may expressly undertake to incur and pay under other agreements with the


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Trust or otherwise, JCM shall incur and pay the following expenses relating to the Fund's operations without reimbursement from the Fund:

     (a) Reasonable compensation, fees and related expenses of the Trust's officers and its Trustees, except for such Trustees who are not "interested persons," as defined in the 1940 Act, of JCM, and except as otherwise provided in Section 7; and

     (b)  Rental of offices of the Trust.

     7. Expenses Borne by the Trust. The Trust assumes and shall pay all expenses incidental to its organization, operations and business not specifically assumed or agreed to be paid by JCM pursuant to Sections 3 and 6 hereof, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not "interested persons," as defined in the 1940 Act, of JCM; compensation and related expenses of the Chief Compliance Officer of the Trust and compliance staff, as authorized from time to time by the Trustees of the Trust; compensation of the Fund's custodian, transfer agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to JCM or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to purchasers thereof; expenses of local representation in Massachusetts; expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares of the Fund, including, but not limited to, all costs involved in the registration or qualification of shares of the Fund for sale in any jurisdiction, the costs of portfolio pricing services and compliance systems, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information to Fund shareholders; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization.

     8. Termination. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days advance written notice of termination be given to JCM at its principal place of business. This Agreement may be terminated by JCM at any time, without penalty, by giving sixty (60) days advance written notice of termination to the Trust, addressed to its principal place of business. The Trust agrees that, consistent with the terms of the Declaration of Trust, the Trust shall cease to use the name "Janus" in connection with the Fund as soon as reasonably practicable following any termination of this Agreement if JCM does not continue to provide investment advice to the Fund after such termination.


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     9. Assignment. This Agreement shall terminate automatically in the event of any assignment of this Agreement.

     10. Term. This Agreement shall continue in effect until February 1, 2011, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

     11. Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

     12. Other Series. The Trustees shall determine the basis for making an appropriate allocation of the Trust's expenses (other than those directly attributable to the Fund) between the Fund and the other series of the Trust.

     13. Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of shares of beneficial interest of the Trust.

     14. Limitation of Liability of JCM. JCM shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this Section 14, "JCM" shall include any affiliate of JCM performing services for the Trust contemplated hereunder and directors, officers and employees of JCM and such affiliates.

     15. Activities of JCM. The services of JCM to the Trust hereunder are not to be deemed to be exclusive, and JCM and its affiliates are free to render services to other parties. It is understood that trustees, officers and shareholders of the Trust are or may become interested in JCM as directors, officers and shareholders of JCM, that directors, officers, employees and


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shareholders of JCM are or may become similarly interested in the Trust, and that JCM may become interested in the Trust as a shareholder or otherwise.

     16. Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons" when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect.

     17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

     This Agreement shall supercede all prior investment advisory agreements entered into between JCM and the Trust, on behalf of the Fund.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the amended date and year first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ Heidi Hardin
                                            ------------------------------------
                                            Heidi W. Hardin
                                            Senior Vice President, General
                                            Counsel and Secretary


                                        JANUS INVESTMENT FUND


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton
                                            Vice President, Secretary
                                            and Chief Legal Counsel


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                                   SCHEDULE A
                             PERFORMANCE ADJUSTMENT

              COMMENCING WITH THE MONTHLY FEE PAYABLE FOR JULY 2010

     The monthly fee shall consist of the Base Fee as adjusted based upon the investment performance of the Fund's Class A Shares (waiving the upfront sales load) ("Class A Shares") and/or the investment performance of the Janus Adviser Global Real Estate Fund's (the "Predecessor Fund") Class A Shares (waiving the upfront sales load) (the "Predecessor Class A Shares," and together with Class A Shares, the "Shares"), as described below, in relation to the cumulative investment record of one or more benchmark indexes, over the "Performance Period" (such adjustment being referred to herein as the "Performance Adjustment") as described below. The "Performance Period" is defined as the shorter of (a) the period from December 1, 2007 through the end of the month preceding the month for which the fee is being calculated, or (b) the 36 month period preceding the month for which the fee is being calculated.

     The Base Fee of the Fund shall be adjusted based on the investment performance of Class A Shares commencing on July 6, 2009. For any measurement period prior to July 6, 2009, the Base Fee for the Fund shall be adjusted based on the investment performance of the Predecessor Class A Shares. Therefore, in calculating the Performance Adjustment for any Performance Period that commences prior to July 6, 2009, the investment performance of the Predecessor Class A Shares shall be used, and, for any Performance Period that ends after July 5, 2009, the investment performance of the Class A Shares shall be used for that portion of the period subsequent to that date.

     The FTSE EPRA/NAREIT Developed Real Estate Index (the "Prior Index") is the benchmark through June 30, 2010; and the FTSE EPRA/NAREIT Global Real Estate Index (the "Successor Index") is the benchmark commencing July 1, 2010. Therefore, in calculating the Performance Adjustment for any Performance Period that commences prior to July 1, 2010, the Prior Index shall be used for that portion of the period preceding that date, and, for any Performance Period that ends after June 30, 2010, the Successor Index shall be used for that portion of the period subsequent to that date.

     The Performance Adjustment for any month commencing in July 2010 shall be derived from the difference between: (1) the positive or negative Total Return of the Shares of the Fund over the Performance Period ending at the end of the next preceding month, less (2) the positive or negative percentage change in the benchmark index over that period (or sum of the percentage changes in the benchmark indexes if two benchmarks are used during that period). If the difference is less than a positive or negative 0.50%, the Fund shall pay the Base Fee for that month, without a Performance Adjustment. If the difference is 0.50% or more, the Fund shall pay the Base Fee plus or minus a Performance Adjustment of 1/12 of 0.01875% for each full positive or negative 0.50% of the Performance Adjustment multiplied by the average daily net assets of the Fund during the Performance Period, provided, however, that a Performance Adjustment for any month shall not exceed 1/12 of 0.15% of the average net assets during the Performance Period.


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     For purposes of computing the Base Fee and any Performance Adjustment, net assets are averaged over different periods (average daily net assets during the relevant month for the Base Fee versus average daily net assets during the Performance Period for the Performance Adjustment). The Base Fee is calculated and accrued daily. The Performance Adjustment is calculated monthly in arrears and is accrued evenly each day throughout the month. The investment advisory fee is paid monthly in arrears.

     The average daily net asset value of the Fund, or any class thereof, shall be determined in the manner set forth in the Trust's Declaration of Trust, Bylaws and registration statement, each as may be amended from time to time.

     The Total Return of the Shares will be the sum of:

     (1) the change in the net asset value per share of the Shares ("NAV") during the Performance Period; plus

     (2) the value of the per share distributions accumulated on the Shares during the Performance Period; plus

     (3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the Shares' NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in the Shares at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

     The change in the benchmark index or indexes will be the sum of:

     (1) the change in the level of the index (or the blended change in the level of the indexes, as applicable) during the Performance Period; plus

     (2) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of the Performance Period (or, as applicable, the value of cash distributions made by companies whose securities comprise the Prior Index, accumulated through June 30, 2010, plus the value of cash distributions made by companies whose securities comprise the Successor Index, accumulated on or after July 1, 2010 to the end of the Performance Period, in each computed consistently with the respective index), expressed as a percentage of the index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.


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     The Trustees have designated the Shares to be used for purposes of determining the Performance Adjustment for Performance Periods as described in this Schedule A. From time to time, the Trustees may, by vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine that a class of shares of the Fund other than the Shares is the most appropriate for use in calculating the Performance Adjustment. If a different class of shares ("Successor Class") is substituted in calculating the Performance Adjustment, the use of that Successor Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as such Successor Class was outstanding at the beginning of such period. If the Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the class of shares previously designated.


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